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         CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholder of
Minnesota Life Insurance Company and
Policy Owners of Minnesota Life Individual Variable Universal Life Account:

We consent to the use of our report dated March   , 2015, with respect to the
consolidated financial statements and supplementary schedules of Minnesota Life
Insurance Company and subsidiaries and our report dated March   , 2015 on the
financial statements of Minnesota Life Individual Variable Universal Life Account included herein and to the reference to our firm as experts under the heading "Experts" in Part B of the Registration Statement.

                                           (signed) KPMG LLP

Minneapolis, Minnesota
April   , 2015